FNCB REPORTS THIRD QUARTER EARNINGS

First National Community Bancorp, Inc., the parent company of Dunmore based First National Community Bank, reported third quarter earnings of $4.3 million which is an increase of $818,000, or 23%, over the second quarter of this year. Net interest income, which reflects the benefits derived from balance sheet growth and the re-pricing of interest-sensitive assets and liabilities, improved $352,000 over the prior quarter before the provision for credit losses. Other income improved $718,000 from the prior quarter due to increased gains from the sale of assets, while operating expenses increased slightly due to growth. Basic earnings per share improved five cents to $.27 in the third quarter. For the first three quarters of the year, net income is now $12.0 million, an increase of $256,000 over the same period of last year.

First National Community Bank conducts business from twenty offices located throughout Lackawanna, Luzerne, Wayne and Monroe counties. The company’s stock trades on the Over-the-Counter Bulletin Board under the symbol FNCB.